Exhibit 10.37
FY2008
Executive Incentive Plan
Victor Viegas

OBJECTIVES
The specific aim of the 2008 Executive Incentive Plan is to focus Immersion’s executive management on Immersion’s revenue, operating profit, gross margin goals and business objectives, and to reward achievement of those goals.
ELIGIBILITY
In addition to your base salary, you are eligible to earn an incentive payment under Immersion’s 2008 Executive Incentive Plan as set out in this Plan and the attached document titled Attachment A. In order to be eligible to receive any payment under this Plan, you must sign and date a copy of the Plan on the space provided below and return it to Human Resources. An executive’s eligibility to participate in this Plan will be subject to the review and approval of the CEO and CFO of the Company, and any payments under this Plan will be subject to the review and approval of the Company’s CEO, which approval may be withheld in his/her sole discretion. This Plan supersedes all prior executive bonus, incentive, and/or variable compensation plans of the Company, which are of no further force or effect.
Employees hired after January 1, and during the Plan Period who are permitted to participate in the Plan shall be eligible to participate on a pro-rata basis, based upon their start date and contingent upon continued active employment through the date when the Bonus Plan payout occurs. The proration will be based on the number of work days during the plan year.
PLAN ADMINISTRATION
This Plan is effective for the Company’s 2008 fiscal year. The Company may cancel, suspend, amend, or revise all or any part of the Plan for any reason at any time.
To the extent earned, payments hereunder will be wages and will be subject to withholding of federal and state income and employment taxes. Earned payments under this Plan will be paid on the next regular payroll date following the later of (a) 45 days after the end of the fiscal year, (b) the date on which the Company’s Income Statement for the year has been finalized, or (c) the date on which the Company’s earnings for the year have been publicly disclosed (the “Payment Date”).
Nothing in this Plan shall in any way alter the at-will employment relationship between the Company and its executives. All employees of the company are employed on an “at-will” basis, which means that either the employee or the Company may terminate the relationship at any time, with or without cause or notice.
For purposes of this Plan, a participant’s employment with Immersion terminates on the last day on which work duties are actually performed by the participant. Periods of pay in lieu of notice, severance, or any other post-termination benefits or compensation period shall not be deemed periods of employment for purposes of this Plan. In order to earn any payment under the Plan, a participant must have been continuously employed by Immersion from January 1, 2008 through the Payment Date. A participant who resigns from his employment with Immersion prior to the Payment Date, or whose employment is terminated prior to the Payment Date, will not earn any payment under this Plan.
Provided they meet the other eligibility requirements described in this Plan, participants who are on an approved leave of absence at any time during the 2008 fiscal year will earn a pro rated payment under this Plan based upon the portion of the year that they are actively employed and not on leave status. To the extent that a participant is on an approved leave of absence on the Payment Date, he/she will not earn any payment under this Plan unless he/she returns to active employment with Immersion, at which time he/she will receive his/her Plan payment.

PLAN DEFINITIONS
Revenue is revenue that is recognized by Immersion for the applicable period in accordance with generally accepted accounting principles and as reported in the Company’s audited financial statements.
Cost of Goods Sold is the direct and allocated indirect production costs of producing goods and services.
Gross Margin (GM) is determined by subtracting the Cost of Goods Sold (COGS) from the actual sale price of the product. The net result is the GM. GM excludes non cash stock compensation expense for the purposes of this Executive Incentive Plan.
Operating Profit (Loss) is Business Unit Operating Profit (Loss) less corporate support costs, litigation expenses, and intangible amortization. Operating Profit (Loss) excludes non cash stock compensation expense for the purposes of this Executive Incentive Plan.
Business Unit Operating Profit (Loss) is the revenue less departmental cost of goods sold and direct operating expenses for a business unit. Direct operating expenses are the expenses directly charged to a business unit including all variable compensation accruals and all allocated departmental expenses. Business Unit Operating Profit (Loss) excludes non cash stock compensation expense for the purposes of this Executive Incentive Plan.
Target Incentive is a percentage determined by management of the participant’s annual base salary as of February 4, 2008. The actual bonus amount will vary depending on the extent to which Company performance targets, Business Unit targets, and milestones are met as determined by the Company at its sole discretion.
MBO’s are specific business milestones which must be completed, in strict accordance with the stated terms and conditions associated with each MBO, to the satisfaction of the CFO and CEO.

/s/ Victor Viegas	March 27, 2008

Executive	Date

/s/ Janice Passarello	April 16, 2008

VP of Human Resources	Date

/s/ S M Ambler	April 7, 2008

CFO	Date

/s/ Jack L Saltich	April 21, 2008

Lead Director	Date

Attachment A
EXECUTIVE INCENTIVE PLAN STATEMENT OF GOALS FOR YEAR 2008
Victor Viegas
Percent of Base Salary Payment at Plan: 100%
The following is a statement of financial, strategic and tactical objectives for 2008 that will serve as a basis for overall performance evaluation and determination of year-end executive incentive award.
Board of Directors Discretionary Multiplier: The Board of Directors will determine a performance “weighting” to be applied to the Executive’s initial incentive payment calculation (as determined based on the goals and objectives below),which weighting will be based on the Executive’s overall annual performance as determined solely by the Board. The weighting factor will typically range from 0.80 to 1.20, which factor is then multiplied by the executive’s initial incentive payment calculation to determine the executive’s incentive payment.
Plan Components: The Plan has one Corporate financial performance component. Within the Corporate component you will be measured against specific goals.
A. 100% of your target bonus will be based on Corporate performance as follows.
•	(40%) Achieve GAAP Revenue of $42.900M. Achieve GAAP Operating Profit (Loss) of $(16.100)M. Operating Profit (Loss) includes non cash stock compensation expense. Operating Profit (Loss) amounts are stated prior to taking account of Executive Incentive Plan payment amounts. Payment amounts are not pro-rated between matrix levels.

Revenue / Operating Profit (Loss) Targets	$38.600M	$40.750M	$42.900M	$45.900M	$48.900M
$(12.900)M	100%	110%	120%	150%	200%
$(14.000)M	90%	100%	110%	120%	150%
$(16.100)M	50%	80%	100%	110%	120%
$(16.900)M	0%	50%	80%	90%	90%
$(17.700)M	0%	0%	50%	80%	80%
•	(40%) Corporate Initiatives
1.	M&A Activity: During FY2008 identify, conduct due diligence, close, and assimilate at least one acquisition for the corporation that is greater than $10M in Revenue or greater than $5M in Operating Income.

2.	Oracle Implementation: Implement a company-wide ERP system by upgrading to Oracle 11i in FY2008 from current version. A company-wide system will help to integrate the majority of the data and processes of the organization into a unified system and aid in the company attaining an overarching goal of integrating the businesses more completely for operational and strategic efficiencies.

3.	Increase International presence across all businesses: FY2008 International Revenue is equal to or greater than 45% or $19M of total revenue.

4.	During 2008 generate at least 20 non financial or administrative press releases.
•	(20%) MBO’s — to be agreed upon with Board of Directors.